Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Executive Vice President Retires

HOUSTON, TX, FEBRUARY 22, 2010 — Willbros Group, Inc. (NYSE: WG) announced today that Arlo B. DeKraai, Executive Vice President, is retiring effective February 28, 2010. Mr. DeKraai, a founder and former president of InServ, the primary business unit of Willbros Downstream, is also a member of the Company’s Board of Directors, and will continue in that role.

Randy Harl, President and Chief Executive Officer, commented, “Arlo built the business which is now primarily our Downstream Oil & Gas Segment by providing leadership and superior quality and sensitivity to customer needs.  I am confident the organization he built will continue to meet and deliver the values which make Willbros a preferred choice for all stakeholders.  We appreciate all that Arlo has contributed as a member of the management team and wish him well in the future.”

Mr. DeKraai stated, “I am pleased to have made a contribution as a member of the executive management team and look forward to participating as a Board member in the continued growth of Willbros. The Company has demonstrated superior leadership through a challenging period, and I am certain they will continue to deliver on Willbros’ strategic objectives.”

Willbros Chairman John McNabb added, “Arlo DeKraai is a leader, mentor and friend to many, in industry as well as in his personal endeavors.  He has made a significant contribution to Willbros and our shareholders. I am confident that he will continue to contribute in his role as a director, and I look forward to his continued Board participation and valuable input.”

Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life cycle extension services and facilities development and operations services to industry and government entities worldwide.  For more information on Willbros, please visit our web site at www.willbros.com.

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Michael W. Collier	Connie Dever
Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Director Strategic Planning Willbros 713-403-8035